UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                              SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                    (Amendment No.        One      )*
                                    --------------

                           IMNET SYSTEMS, INC.
                            (Name of Issuer)


                              Common Stock
                     (Title of Class of Securities)


                                452921109
                             (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     (Continued on following pages)

                           Page 1 of 10 pages

  CUSIP No. 452921109                  13G                  Page 2 of 10 Pages

-------------------------------------------------------------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         MESIROW FINANCIAL HOLDINGS, INC.
-------------------------------------------------------------------------------

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              644,396  1/<F1>
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               644,396  1/<F1>
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        644,396  1/<F1>
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                        HC
-------------------------------------------------------------------------------

                          *SEE INSTRUCTION BEFORE FILLING OUT!
___________________
<F1>
 1/ Indirectly held through Mesirow Capital Partners V and Mesirow Capital Partners VI.

   CUSIP No. 452921109                  13G                  Page 3 of 10 Pages


-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         MESIROW CAPITAL PARTNERS V
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OR ORGANIZATION

                         Illinois
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              520,287
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               520,287
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        520,287
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        5.4%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                        PN
-------------------------------------------------------------------------------

                          *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP No. 649156106                  13G                  Page 4 of 10 Pages


-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         MESIROW CAPITAL PARTNERS VI
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OR ORGANIZATION

                         Illinois
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              124,109
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               124,109
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        124,109
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        1.3%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                        PN
-------------------------------------------------------------------------------


                          *SEE INSTRUCTION BEFORE FILLING OUT!

      Item 1(a)       Name of Issuer:

                      IMNET Systems, Inc.

           (b)        Address of Issuer's Principal Executive Offices:

                      8601 Dunwoody Place
                      Atlanta, Georgia 30350

      Item 2(a)       Name of Person Filing:

                      The shares reported herein are held by Mesirow Capital Partners V and Mesirow Capital Partners VI. This filing is also made on behalf of Mesirow Financial Holdings, Inc., which is the ultimate parent corporation of (i) Mesirow Private Equity Investments, Inc., which is the corporate general partner of Mesirow Capital Partners V and (ii) Mesirow Financial Services, Inc., which is the corporate general partner of Mesirow Capital Partners
                      VI. The persons on behalf of whom this Schedule 13G is being filed are represented on the Board of Directors of the Issuer by Mr. Daniel P. Howell.

           (b)        Address of Principal Business Office:

                      The address of the principal business office of each of the above-named persons is:

                      350 North Clark Street
                      Chicago, Illinois  60610

           (c)        Citizenship:

                      Mesirow Financial Holdings, Inc. is a Delaware corporation. Each of Mesirow Capital Partners V and Mesirow Capital Partners VI is an Illinois limited partnership.

           (d)        Title of Class of Securities:
                      Common Stock

           (e)        CUSIP Number:
                      452921109




                            Page 5 of 10 Pages

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)   ( )  Broker or Dealer registered under Section 15 of the
                      Act

           (b)   ( )  Bank as defined in Section 3(a)(6) of the Act

           (c)   ( )  Insurance Company as defined in Section 3(a)(19) of
                      the Act

           (d)   ( )  Investment Company registered under Section 8 of the
                      Investment Company Act

           (e)   ( )  Investment Adviser registered under Section 203 of
                      the Investment Advisers Act of 1940

           (f)   ( )  Employee Benefit Plan, Pension Fund which is subject
                      to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

           (g)   ( )  Parent Holding Company, in accordance with  Section
                      240.13d-1 (b)(1)(ii)(G)

           (h)   ( )  Group, in accordance with  Section 240.13d-1
                      (b)(1)(ii)(H)

Item 4  Ownership*
           (a)   Amount Beneficially Owned**  644,396 shares
                                              -----------------------
           (b)   Percent of Class        6.7%***
                                     --------------------------------
           (c)   Number of shares as to which such person has:***
                 (i)    Sole power to vote
                        or to direct the vote     644,396 shares
                                               ----------------------
                 (ii)   Shared power to vote
                        or to direct the vote      -0-
                                               ----------------------
                 (iii)   Sole power to dispose or
                        to direct the
                        disposition of         644,396 shares
                                               ----------------------
                 (iv)   Shared power to dispose
                        or to direct the
                        disposition of          -0-
                                               ----------------------

* The beneficial ownership figures set forth in response to this Item 4 combine holdings separately reported on the cover pages hereof by each of the persons named in response to Item 1(a) above. Beneficial ownership of the same shares may be shared between the persons named above.

** The filing of this Schedule 13G shall not be construed as an admission that such person is, for the purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

*** The number of shares reported as being beneficially owned under Item 4(a) may be less than the aggregate number of shares being reported in Item 4(c) since more than one of the indices of beneficial ownership specified in Item 4(c) may be present with respect to the same shares deemed to be beneficially owned.

                              Page 6 of 10 Pages

      Item 5  Ownership of Five Percent or Less of a Class

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

      Item 6  Ownership of More than Five Percent on Behalf of Another Person

                 To the best of our knowledge, we are unaware of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

      Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 See Exhibit B attached.

      Item 8  Identification and Classification of Members of the Group

                 The attached Exhibit A states the identity of each member of the group filing this Schedule 13G.

      Item 9  Notice of Dissolution of Group

                 NOT APPLICABLE

      Item 10 Certification

                 NOT APPLICABLE




                             Page 7 of 10 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             * * * * * * * * *


Dated:  February 14, 1997        MESIROW FINANCIAL HOLDINGS, INC.



                                       By /s/ James C. Tyree
                                          Chairman and Chief Executive
                                          Officer


                                       MESIROW CAPITAL PARTNERS V

                                       By:  Mesirow Private Equity
                                            Investments, Inc., Its General
                                            Partner



                                            By /s/ James C. Tyree
                                                Chairman and Chief
                                                Executive Officer


                                       MESIROW CAPITAL PARTNERS VI

                                       By: Mesirow Financial Services,
                                           Inc., Its General Partner




                                          By /s/ James C. Tyree
                                             Chairman and Chief Executive
                                             Officer




                               Page 8 of 10 Pages

                                        EXHIBIT A


      The undersigned, MESIROW FINANCIAL HOLDINGS, INC., a Delaware corporation, MESIROW CAPITAL PARTNERS V, an Illinois limited partnership, and MESIROW CAPITAL PARTNERS VI, an Illinois limited partnership, hereby agree that this 13G to which this Agreement is attached as an exhibit is filed on behalf of each of them.

Dated:  February 14, 1997              MESIROW FINANCIAL HOLDINGS, INC.



                                       By /s/ James C. Tyree
                                          Chairman and Chief Executive
                                          Officer


                                       MESIROW CAPITAL PARTNERS V

                                       By:  Mesirow Private Equity
                                            Investments, Inc., Its General
                                            Partner




                                            By /s/ James C. Tyree
                                               Chairman and Chief
                                               Executive Officer


                                       MESIROW CAPITAL PARTNERS VI

                                       By: Mesirow Financial Services,
                                           Inc., Its General Partner




                                           By /s/ James C. Tyree
                                              Chairman and Chief Executive
                                              Officer






                           Page 9 of 10 Pages

                                        EXHIBIT B



      Identification of the Subsidiaries to which this filing relates is Mesirow Financial Services, Inc. and Mesirow Private Equity Investments, Inc., as further described in response to Item 2(a).





                          Page 10 of 10 Pages